Exhibit 99.1

May 5, 2010

John Lowber, (907) 868-5628; jlowber@gci.com
Bruce Broquet, (907) 868-6660; bbroquet@gci.com
David Morris, (907) 265-5396; dmorris@gci.com

FOR IMMEDIATE RELEASE

GCI REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

•	Consolidated revenue of $152.4 million
•	Adjusted EBITDA of $51.1 million
•	Net income of $1.7 million or $0.03 per diluted share

ANCHORAGE, AK – General Communication, Inc. (“GCI”) (NASDAQ:GNCMA) today reported its first quarter 2010 results with revenues increasing to $152.4 million and adjusted EBITDA increasing to $51.1 million. Revenues for the first quarter of 2010 increased 2.5 percent over revenues of $148.7 million in the first quarter of 2009. Adjusted EBITDA increased $4.6 million or 9.9 percent over first quarter of 2009 EBITDA of $46.4 million. EBITDA margin for the first quarter of 2010 improved to 33.5 percent as compared to 31.2 percent in the first quarter of 2009.

GCI’s first quarter 2010 net income totaled $1.7 million or earnings per diluted share of $0.03 and compares to net income of $0.4 million, or earnings per diluted share of $0.00 for the same period of 2009.

First quarter 2010 revenues increased $4.9 million or 3.3 percent over total revenues of $147.5 million in the fourth quarter of 2009. Adjusted EBITDA increased $6.1 million or 13.6 percent over adjusted EBITDA of $45.0 million in the fourth quarter of 2009.

“GCI turned in another great quarter driven by increasing consumer customer metrics in all categories,” said GCI president Ron Duncan.

           “The strength of our bundled service offerings combined with the power of our Internet service, which offers the highest speeds available in Alaska, continues to bring new customers in the door. Continuously improving products and new service offerings deepen existing customer relationships and add incremental revenue. This all adds up to the best customer experience in Alaska and the most rapidly growing consumer business in the state.”

           "While network access revenues are down both year-over-year and sequentially this quarter represents the first one to experience the full impact of our new rate structures. We expect our network access business to be more stable from here on.”

“Alaska’s economy remains steady. Higher energy prices will maintain the state’s operating budget and the legislature proposed a record state capital budget which will stimulate construction activities throughout the state.”

Highlights
•
Consumer revenues for the first quarter of 2010 totaled $80.4 million, an increase of 13.6 percent over the first quarter of 2009 and an increase of 6.0 percent over the fourth quarter of 2009. Revenue increases were strong for voice, video, data and wireless services.

•	GCI added 2,700 wireless subscribers in the first quarter of 2010. Wireless subscribers totaled 128,100 at the end of the quarter.

•	GCI won a State of Alaska contract for approximately 3,500 wireless phones. The phones are expected to be provisioned on GCI’s network before the end of the third quarter of 2010.

•
Total GCI access lines were 146,700 at the end of the first quarter of 2010, representing an estimated 35 percent share of the total access line market in Alaska. Access lines increased by 2,000 lines over the fourth quarter of 2009.

•
GCI’s facilities-based access lines totaled 109,900, representing 75 percent of its 146,700 total access lines at the end of the first quarter of 2010, an increase of 2,600 lines over the fourth quarter of 2009 and an increase of 8,700 lines when compared to the end of the first quarter of the prior year.

•
GCI had 113,600 consumer and commercial cable modem customers at the end of the first quarter of 2010, an increase of 2,900 over the 110,700 cable modem customers at the end of the fourth quarter 2009. Average monthly revenue per cable modem totaled $45.85 for the first quarter of 2010 as compared to $40.97 in the prior year, an increase of 11.9 percent and is up 0.5 percent over $45.63 for the fourth quarter of 2009.

•	GCI had 149,200 basic video subscribers at the end of the first quarter of 2010, a decrease of 700 from the first quarter of 2009 and an increase of 1,600 over the fourth quarter of 2009.

•
GCI repurchased 52,500 shares of its Class A common shares at a cost of approximately $0.3 million or $5.78 per share. Depending on company performance, market conditions, liquidity, and subject to board oversight GCI may continue repurchasing its own shares.

Consumer
Consumer revenues increased 13.6 percent to $80.4 million as compared to $70.7 million in the first quarter of 2009 and increased 6.0 percent over the fourth quarter of 2009. Revenue increases were strong for voice, video, data and wireless services.

Consumer voice revenues of $13.9 million were steady when compared to the first quarter a year ago and up 4.5 percent over the fourth quarter of 2009. The first quarter of 2009 included a $0.7 million out of period USF adjustment. Consumer local access lines in service for the first quarter were up 4,400 lines over the first quarter of 2009. Access lines in the first quarter increased by 1,600 compared to the fourth quarter of 2009.

GCI serves 77,300 consumer access lines on its own facilities, an increase of 2,100 lines over the fourth quarter of 2009. More than 90 percent of consumer access lines are provisioned exclusively on GCI facilities.

Consumer video revenues of $29.0 million increased 6.0 percent over the prior year and increased 0.5 percent over the fourth quarter of 2009. The increases are due in part to increases in video subscribers purchasing higher tiered services and renting high definition/digital video recorder converters. Consumer video subscribers totaled 131,400 at the end of the first quarter of 2010, an increase of 1,400 subscribers over the first quarter of 2009 and an increase of 900 subscribers over the fourth quarter of 2009.

Consumer data revenues of $14.1 million increased 20.1 percent over the prior year and 3.3 percent over the fourth quarter of 2009. The increase in consumer data revenues is due to an increase in cable modem customers and increasing average monthly revenue per cable modem. GCI added 8,800 consumer cable modem customers over the prior year and cable modem customer counts increased by 2,900 on a sequential basis.

Consumer wireless revenues increased to $23.4 million, an increase of 32.2 percent over the first quarter of 2009. The increase in wireless revenues is primarily due to an increase in wireless subscribers. Consumer has added 20,400 wireless customers over the end of the first quarter a year ago, an increase of 21.0 percent. Consumer wireless revenues increased $3.4 million sequentially, an increase of 16.9 percent, over the fourth quarter of 2009. Consumer added 2,400 wireless customers as compared to the end of the fourth quarter of 2009.

Network Access
Network access revenues decreased 21.1 percent to $26.2 million as compared to $33.2 million in the first quarter of 2009 and decreased 4.8 percent from the fourth quarter of 2009.

Voice revenues, as expected, decreased 53.5 percent from the prior year and 32.5 percent from the fourth quarter of 2009. The decrease in voice revenues is primarily due to decreasing average revenue per minute and the transition of voice traffic to dedicated networks. The declining revenue per minute is largely due to renegotiating long-term contracts with our largest carriers during 2009. The first quarter of 2010 is the first full quarter that reflects all of the renegotiated contract rates.

Data revenues were down 9.1 percent compared to the first quarter 2009 and increased 9.2 percent over the fourth quarter of 2009. The decrease in data revenues from the prior year is primarily attributable to lower rates resulting from increased competition.

Wireless revenues, primarily related to roaming traffic, increased $2.3 million over the prior year and increased $0.5 million sequentially.

Commercial
Commercial revenues decreased $0.3 million to $27.7 million as compared to $28.0 million in the first quarter of 2009 and increased $0.3 million over $27.4 million in the fourth quarter of 2009.

Voice revenues decreased 1.8 percent from the prior year and increased 5.2 percent sequentially. Commercial voice revenues for the first quarter actually increased excluding a $0.4 million of out of period USF adjustment in the first quarter of 2009. Long distance minutes decreased 8.1 percent from the prior year and increased 3.5 percent over the fourth quarter of 2009. Commercial local access lines increased by 1,500 over the first quarter of 2009 and, 700 sequentially.

Commercial video revenues increased $0.3 million over the prior year and declined $0.3 million sequentially.

Commercial data services revenues include both transmission charges for data circuits and time and materials charges for GCI on-site support of customer operations. Data transport charges of $8.7 million were steady as compared to the first quarter of 2009 while time and material charges for support activities decreased by $1.1 million to $6.8 million for the first quarter of 2010 as a result of reduced activity primarily in the state’s oil sector. Commercial data service revenues were $15.5 million in the first quarter of 2010, down $1.0 million from the first quarter of 2009 and down $0.2 million from the fourth quarter of 2009.

Commercial wireless revenues totaled $2.1 million for the first quarter, an increase of 42.8 percent over the prior year and an increase of 17.6 percent over the fourth quarter of 2009. GCI had 10,600 commercial wireless subscribers at the end of the first quarter, an increase of 300 subscribers over the fourth quarter of 2009.

GCI won a State of Alaska contract for approximately 3,500 wireless phones. The phones are expected to be provisioned on GCI’s network before the end of the third quarter of 2010.

Managed Broadband
Managed broadband revenues totaled $12.1 million in the first quarter of 2010, an increase of 13.9 percent over $10.6 million in the first quarter of 2009. Revenue for the first quarter was up 4.6 percent over the $11.6 million reported in the fourth quarter of 2009.

Regulated Operations
Regulated operations revenues totaled $6.1 million in the first quarter of 2010 as compared to $6.2 million in the first quarter of 2009. Regulated operations revenues for the first quarter of 2010 increased $0.8 million over the fourth quarter of 2009. Regulated operations has 10,800 local access lines at the end of the first quarter of 2010, a decrease of 300 access lines from the fourth quarter of 2009.

Other Items
GCI’s first quarter 2010 capital expenditures totaled $16.8 million as compared to $24.4 million in the first quarter of 2009 and $33.6 million in the fourth quarter of 2009.

GCI will hold a conference call to discuss the quarter’s results on Thursday, May 6, 2010 beginning at 2 p.m. (Eastern). To access the briefing on May 6, call the conference operator between 1:50-2:00 p.m. (Eastern Time) at 800-593-7188 (International callers should dial 1-312-470-7059) and identify your call as “GCI.” In addition to the conference call, GCI will make available net conferencing. To access the call via net conference, log on to www.gci.com and follow the instructions. A replay of the call will be available for 72-hours by dialing 866-514-4272, access code 7461 (International callers should dial 203-369-2013.)

GCI is the largest telecommunications company in Alaska. GCI’s cable plant, which provides voice, video, and broadband data services, passes 90 percent of Alaska households. GCI operates Alaska’s most extensive terrestrial / subsea fiber optic network which connects not only Anchorage but also Fairbanks, and Juneau / Southeast Alaska to the lower 48 states with a diversely routed, protected fiber network. GCI’s satellite network provides communications services to small towns and communities throughout rural Alaska. GCI’s newly constructed statewide mobile wireless network seamlessly links urban and rural Alaska for the first time in the state’s history.

      A pioneer in bundled services, GCI is the top provider of voice, data, and video services to Alaska consumers with a 70 percent share of the consumer broadband market. GCI is also the leading provider of communications services to enterprise customers, particularly large enterprise customers with complex data networking needs. More information about GCI can be found at www.gci.com.

The foregoing contains forward-looking statements regarding GCI’s expected results that are based on management’s expectations as well as on a number of assumptions concerning future events. Actual results might differ materially from those projected in the forward looking statements due to uncertainties and other factors, many of which are outside GCI’s control. Additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements is contained in GCI’s cautionary statement sections of Form 10-K and 10-Q filed with the Securities and Exchange Commission.

#    #    #

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Amounts in thousands)
	March 31,	December 31,
Assets	2010	2009

Current assets:
Cash and cash equivalents	$68,565	48,776

Receivables	136,392	147,859
Less allowance for doubtful receivables	8,023	7,060
Net receivables	128,369	140,799

Deferred income taxes	17,618	17,618
Prepaid expenses	7,217	4,491
Inventories	7,047	9,278
Investment securities	905	895
Other current assets	4,676	4,977
Total current assets	234,397	226,834

Property and equipment in service, net of depreciation	812,132	823,080
Construction in progress	24,212	26,161
Net property and equipment	836,344	849,241

Cable certificates	191,565	191,565
Goodwill	73,452	73,452
Wireless licenses	25,967	25,967
Other intangible assets, net of amortization	18,371	19,561
Deferred loan and senior notes costs, net of amortization	14,802	13,168
Other assets	18,980	18,609
Total other assets	343,137	342,322
Total assets	$1,413,878	1,418,397

		(Continued)

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Continued)

(Amounts in thousands)
	March 31,	December 31,
Liabilities and Stockholders' Equity	2010	2009

Current liabilities:
Current maturities of obligations under long-term debt and capital leases	$10,264	9,892
Accounts payable	26,881	30,697
Deferred revenue	21,627	21,404
Accrued interest	18,084	14,821
Accrued payroll and payroll related obligations	17,256	21,874
Accrued liabilities	11,629	15,037
Subscriber deposits	1,415	1,549
Total current liabilities	107,156	115,274

Long-term debt, net	774,363	771,247
Obligations under capital leases, excluding current maturities	88,020	89,279
Obligation under capital lease due to related party	1,878	1,876
Deferred income taxes	100,221	100,386
Long-term deferred revenue	51,824	52,342
Other liabilities	21,607	21,676
Total liabilities	1,145,069	1,152,080

Commitments and contingencies
Stockholders’ equity:
Common stock (no par):
Class A. Authorized 100,000 shares; issued 51,913 and 51,899 shares at March 31, 2010 and December 31, 2009, respectively; outstanding 51,589 and 51,627 shares at March 31, 2010 and December 31, 2009, respectively	149,411	150,911

Class B. Authorized 10,000 shares; issued and outstanding 3,185 and 3,186 shares at March 31, 2010 and December 31, 2009, respectively; convertible on a share-per-share basis into Class A common stock	2,683	2,684

Less cost of 324 and 272 Class A common shares held in treasury at March 31, 2010 and December 31, 2009, respectively	(2,340)	(2,339)

Paid-in capital	33,034	30,410
Retained earnings	86,021	84,651
Total stockholders' equity	268,809	266,317

Total liabilities and stockholders' equity	$1,413,878	1,418,397

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT
	(Unaudited)
	Three Months Ended
	March 31,
(Amounts in thousands, except per share amounts)	2010	2009

Revenues	$152,419	148,689

Cost of goods sold (exclusive of depreciation and amortization shown separately below)	48,907	47,857
Selling, general and administrative expenses	53,257	56,586
Depreciation and amortization expense	31,126	30,734
Operating income	19,129	13,512

Other income (expense):
Interest expense (including amortization of deferred loan fees)	(17,680)	(12,647)
Interest income	61	8
Other expense, net	(17,619)	(12,639)

Income before income tax expense or benefit	1,510	873

Income tax (expense) benefit	164	(519)

Net income	1,674	354

Basic net income per share of Class A and Class B common stock:
Basic net income per common share	$0.03	0.01

Diluted net income per share of Class A and Class B common stock:
Diluted net income per common share	$0.03	0.00

Common shares used to calculate basic EPS	54,764	52,434

Common shares used to calculate diluted EPS	55,035	52,810

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2010						First Quarter 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,856	6,659	7,843	-	6,060	34,418	$13,915	14,334	7,984	-	6,169	42,402
Video	29,024	-	2,317	-	-	31,341	27,370	-	2,050	-	-	29,420
Data	14,126	16,329	15,502	12,085	-	58,042	11,762	17,954	16,515	10,610	-	56,841
Wireless	23,362	3,195	2,061	-	-	28,618	17,672	911	1,443	-	-	20,026
Total	80,368	26,183	27,723	12,085	6,060	152,419	70,719	33,199	27,992	10,610	6,169	148,689

Cost of goods sold	25,633	6,528	12,371	3,218	1,157	48,907	23,403	6,684	13,355	2,689	1,726	47,857

Contribution	54,735	19,655	15,352	8,867	4,903	103,512	47,316	26,515	14,637	7,921	4,443	100,832

Less SG&A	29,166	7,844	9,144	4,043	3,060	53,257	29,486	10,275	9,723	4,191	2,911	56,586
EBITDA	25,569	11,811	6,208	4,824	1,843	50,255	17,830	16,240	4,914	3,730	1,532	44,246

Add share-based compensation	384	180	149	90	-	803	765	553	326	158	-	1,802
Add non-cash contribution adjustment	-	-	-	-	-	-	183	126	61	30	-	400
Adjusted EBITDA	$25,953	11,991	6,357	4,914	1,843	51,058	$18,778	16,919	5,301	3,918	1,532	46,448

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
SUPPLEMENTAL SCHEDULES
(Unaudited)
(Amounts in thousands)
	First Quarter 2010						Fourth Quarter 2009
		Network		Managed	Regulated			Network		Managed	Regulated
	Consumer	Access	Commercial	Broadband	Operations	Totals	Consumer	Access	Commercial	Broadband	Operations	Totals
Revenues
Voice	$13,856	6,659	7,843	-	6,060	34,418	$13,264	9,862	7,457	-	5,230	35,813
Video	29,024	-	2,317	-	-	31,341	28,872	-	2,584	-	-	31,456
Data	14,126	16,329	15,502	12,085	-	58,042	13,673	14,959	15,658	11,552	-	55,842
Wireless	23,362	3,195	2,061	-	-	28,618	19,977	2,669	1,753	-	-	24,399
Total	80,368	26,183	27,723	12,085	6,060	152,419	75,786	27,490	27,452	11,552	5,230	147,510

Cost of goods sold	25,633	6,528	12,371	3,218	1,157	48,907	24,794	6,477	12,603	3,196	1,234	48,304

Contribution	54,735	19,655	15,352	8,867	4,903	103,512	50,992	21,013	14,849	8,356	3,996	99,206

Less SG&A	29,166	7,844	9,144	4,043	3,060	53,257	29,111	10,447	8,950	3,691	3,122	55,321
EBITDA	25,569	11,811	6,208	4,824	1,843	50,255	21,881	10,566	5,899	4,665	874	43,885

Add share-based compensation	384	180	149	90	-	803	328	274	203	102	-	907
Add non-cash contribution adjustment	-	-	-	-	-	-	74	49	25	12	-	160
Adjusted EBITDA	$25,953	11,991	6,357	4,914	1,843	51,058	$22,283	10,889	6,127	4,779	874	44,952

GENERAL COMMUNICATION, INC. AND SUBSIDIARIES
KEY PERFORMANCE INDICATORS
(Unaudited)

				March 31, 2010		March 31, 2010
				as compared to		as compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2010	2009	2009	2009	2009	2009	2009
Consumer
Voice
Long-distance subscribers	91,200	88,700	90,500	2,500	700	2.8%	0.8%
Total local access lines in service	85,800	81,400	84,200	4,400	1,600	5.4%	1.9%
Local access lines in service on GCI facilities	77,300	69,900	75,200	7,400	2,100	10.6%	2.8%

Video
Basic subscribers	131,400	130,000	130,500	1,400	900	1.1%	0.7%
Digital programming tier subscribers	81,400	76,100	79,600	5,300	1,800	7.0%	2.3%
HD/DVR converter boxes	86,000	72,100	81,500	13,900	4,500	19.3%	5.5%
Homes passed	232,900	229,700	232,400	3,200	500	1.4%	0.2%

Data
Cable modem subscribers	103,100	94,300	100,200	8,800	2,900	9.3%	2.9%

Wireless
Wireless lines in service	117,500	97,100	115,100	20,400	2,400	21.0%	2.1%

Network Access Services
Data:
Total ISP access lines in service	1,700	1,700	1,700	-	-	0.0%	0.0%

Commercial
Voice:
Long-distance subscribers	9,400	9,700	9,500	(300)	(100)	-3.1%	-1.1%
Total local access lines in service	48,400	46,900	47,700	1,500	700	3.2%	1.5%
Local access lines in service on GCI facilities	20,400	18,000	19,600	2,400	800	13.3%	4.1%

Video
Hotels and mini-headend subscribers	16,100	18,300	15,400	(2,200)	700	-12.0%	4.5%
Basic subscribers	1,700	1,600	1,700	100	-	6.3%	0.0%
Total basic subscribers	17,800	19,900	17,100	(2,100)	700	-10.6%	4.1%

Data
Cable modem subscribers	10,500	10,200	10,500	300	-	2.9%	0.0%

Wireless
Wireless lines in service	10,600	8,000	10,300	2,600	300	32.5%	2.9%

Regulated Operations
Voice:
Total local access lines in service	10,800	11,900	11,100	(1,100)	(300)	-9.2%	-2.7%

				March 31, 2010		March 31, 2010
	Three Months Ended			as Compared to		as Compared to
	March 31,	March 31,	December 31,	March 31,	December 31,	March 31,	December 31,
	2010	2009	2009	2009	2009	2009	2009
Consumer
Voice
Long-distance minutes carried (in millions)	28.3	29.6	28.8	(1.3)	(0.5)	-4.4%	-1.7%

Video
Average monthly gross revenue per subscriber	$73.80	$69.50	$73.57	$4.30	$0.23	6.2%	0.3%

Wireless
Average monthly gross revenue per subscriber	$59.99	$58.63	$57.04	$1.36	$2.95	2.3%	5.2%

Network Access Services
Voice
Long-distance minutes carried (in millions)	193.6	200.4	199.3	(6.8)	(5.7)	-3.4%	-2.9%

Commercial
Voice:
Long-distance minutes carried (in millions)	29.6	32.2	28.6	(2.6)	1.0	-8.1%	3.5%

Total
Long-distance minutes carried (in millions)	251.5	262.2	256.7	(10.7)	(5.2)	-4.1%	-2.0%

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

	Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Net income (loss)	$1.7	0.4	(3.7)
Income tax expense (benefit)	(0.2)	0.5	(2.6)
Income (loss) before income tax expense (benefit)	1.5	0.9	(6.3)

Other (income) expense:
Interest expense (including amortization and write-off of deferred loan fees)	17.7	12.6	19.7
Interest income	---	---	(0.1)
Other expense, net	17.7	12.6	19.6

Operating income	19.2	13.5	13.3
Depreciation and amortization expense	31.1	30.7	30.6

EBITDA (Note 2)	50.3	44.2	43.9
Share-based compensation	0.8	1.8	0.9
Non-cash contribution adjustment	---	0.4	0.2
Adjusted EBITDA (Note 1)	$51.1	46.4	45.0

General Communication, Inc.
Non-GAAP Financial Reconciliation Schedule
(Unaudited, Amounts in Millions)

Notes:
(1) EBITDA (as defined in Note 2 below) before deducting share-based compensation and non-cash contribution adjustment.

(2) Earnings Before Interest, Taxes, Depreciation and Amortization is the sum of Net Income (Loss), Interest Expense (including Amortization and Write-off of Deferred Loan Fees), Interest Income, Income Tax Expense (Benefit), and Depreciation and Amortization Expense.  EBITDA is not presented as an alternative measure of net income, operating income or cash flow from operations, as determined in accordance with accounting principles generally accepted in the United States of America.  GCI's management uses EBITDA to evaluate the operating performance of its business, and as a measure of performance for incentive compensation purposes.  GCI believes EBITDA is a measure used as an analytical indicator of income generated to service debt and fund capital expenditures.  In addition, multiples of current or projected EBITDA are used to estimate current or prospective enterprise value.  EBITDA does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses.  EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies.